EXHIBIT 99.1

Pyramid Oil Company	FOR IMMEDIATE RELEASE:

Pyramid Oil Company Appoints Rick Kasch to Board of Directors

BAKERSFIELD, Calif. – October 9, 2013 – Pyramid Oil Company (NYSE MKT: PDO) today announced that Rick Kasch has been appointed to the Company’s board of directors, and also has been named chairman of the audit committee.

Kasch is president of ENSERVCO Corporation, an unaffiliated, publicly traded energy services company based in Denver. Kasch was previously ENSERVCO’s chief financial officer, and joins the Pyramid board with extensive financial management, energy industry and public company experience. He has overseen ENSERVCO’s financial and operational performance since 2006, is the former CFO of a NYSE-listed hospitality company, and has helped raise more than $1 billion for previous employers through private and public equity, and debt offerings.

Mike Herman, chairman and interim CEO of Pyramid, and also chairman and CEO of ENSERVCO, said, “Pyramid’s board will benefit from Rick’s financial management expertise and his background in the oil and gas industry as a senior executive with ENSERVCO. His knowledge and oversight will be important resources as Pyramid works to strengthen its financial performance and improve shareholder value.”

Kasch replaces John Turco, who was a Pyramid director since 1996 and was the former head of the audit committee.

About Pyramid Oil Company

Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909. Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

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CONTACTS:

Geoff High / 303-393-7044

Pfeiffer High Investor Relations, Inc.